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                                                                    EXHIBIT 99.1


                              FOR IMMEDIATE RELEASE


                     Contact: Fred Pilon, Investor Relations
                              StockerYale, Inc.
                              603-870-8229
                              fpilon@stkr.com

                      STOCKERYALE RECEIVES CONTRACT FOR THE
                  DEVELOPMENT OF CUSTOM SPECIALTY OPTICAL FIBER

             Company Also Announces Installation of MCVD Equipment,
                   And Completion of Equity Private Placement

SALEM, N.H., JUNE 4, 2000: StockerYale, Inc. (Nasdaq: STKR), a leading provider of phase masks, specialty optical fiber, and specialized illumination products, today announced that it has received its first contract to develop a custom specialty optical fiber from one of the top-three optical equipment suppliers in the world.

Dr. Danny Wong, president of iSOFC, a majority owned subsidiary of StockerYale, will head the research and development team assigned to design this custom specialty optical fiber. It is expected that the research and engineering efforts will be completed by the end of September 2001, and that the production of this specialty optical fiber is projected to begin in the fourth quarter.

"One of the key advantages that StockerYale possesses is its ability to focus a portion of its R&D resources on custom optical fiber applications," said Alain Beauregard, StockerYale's president & chief technology officer. "This competence positions StockerYale as an independent developer and manufacturer of high-quality custom and specialty optical fiber, differentiating us from many of our competitors," added Beauregard.

MORE NEWS

SPECIALTY OPTICAL FIBER (SOF) MANUFACTURING FACILITY OPERATIONAL

StockerYale announces that Phase I of the company's SOF facility has been completed with the installation of state-of-the-art modified chemical vapor deposition (MCVD) equipment. This facility will be used for both the production and drawing of specialty fiber optic preforms which in turn, produce specialty optical fiber. The company expects additional MCVD and drawing equipment to become fully operational during the second half of 2001.

"With the completion of this facility and Phase I now behind us, we will immediately begin the task of producing the preforms that will be used to manufacture our recently announced specialty optical fiber, as well as other custom-designed specialty optical fibers," said Paul Jortberg, senior vice president of Optical Components.

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"I believe we are right on target with our commitments for specialty optical fiber and it is likely that first customer shipments will begin by the end of June 2001," continued Jortberg.

EQUITY PRIVATE PLACEMENT

StockerYale has completed an equity private placement of 1.7 million shares of common stock at a price of $10.25 per share with net proceeds totaling approximately $16 million. In connection with the sale, the company has agreed to provide customary registration rights to the purchasers who were predominantly institutional investors. William Blair & Company acted as exclusive placement agent for the offering.

"To secure our place in the fast-moving optical components market, we are continuing to invest heavily in the development of our optical sub-components business by expanding our R&D and manufacturing facilities," said Mark W. Blodgett, StockerYale's chairman & chief executive officer. "More specifically, these proceeds are being targeted at Phase II of our SOF facility, the completion of our new preform production and fiber drawing facility, and the further development of a tunable optical filter prototype which the company expects to demonstrate at the European Conference on Optical Communications,
(ECOC), in Amsterdam, Netherlands on October 1-3, 2001. Because of our continued efforts and focus in these areas of development, we can look forward to new optical component product announcements in the next three to six months," Blodgett added.

Blodgett continued, "Looking ahead, we expect our optical sub-components business to show strong growth throughout the remainder of the year with sales of our illumination products improving after experiencing some weakness because of a slowdown in the semiconductor, electronic assembly, and disk drive markets."

ABOUT STOCKERYALE

StockerYale, Inc., headquartered in Salem, NH, is an independent designer and manufacturer of optical sub-components used in the building of optical networks as well as structured light lasers, specialized fiber optic, fluorescent and LED illumination products for the machine vision and industrial inspection industries.

StockerYale serves a widely varied, international customer base from its corporate offices in Salem, NH, and reinvests a significant percentage of its revenues in R&D to meet the future requirements of its customers. StockerYale has offices and subsidiaries in the U.S., Canada, Europe, and the Pacific Rim.

For more information about StockerYale and their innovative products, contact StockerYale, Inc., 32 Hampshire Rd., Salem, NH, 03079. Call 800-843-8011;

Fax 603-893-5604; Or E-mail info@stockeryale.com.

Information is also available on the company's web site at www.stockeryale.com

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NOTICE TO INVESTORS:

THIS PRESS RELEASE CONTAINS FORWARD-LOOKING STATEMENTS THAT DO NOT GIVE FULL WEIGHT TO ALL THE POTENTIAL RISKS, BUT RELATE TO STOCKERYALE'S PLANS, OBJECTIVES, AND EXPECTATIONS, WHICH ARE DEPENDENT UPON A NUMBER OF FACTORS OUTSIDE OF STOCKERYALE'S CONTROL INCLUDING, BUT NOT LIMITED TO: UNANTICIPATED PRODUCTION DELAYS THAT WILL PREVENT THE COMPANY'S SPECIALTY OPTICAL FIBER AND NEW CUSTOM SPECIALTY OPTICAL FIBER PRODUCT FROM SHIPPING IN JUNE OF 2001 AND THE FOURTH QUARTER, RESPECTIVELY; MARKET DEMAND FOR OPTICAL SUB-COMPONENT PRODUCTS AND SPECIALTY ILLUMINATION PRODUCTS; AND UNFORESEEN DELAYS IN THE DEVELOPMENT OF NEW PRODUCTS, INCLUDING THE TUNABLE OPTICAL FILTER PROTOTYPE. THUS, ACTUAL RESULTS MAY DIFFER MATERIALLY. STOCKERYALE UNDERTAKES NO DUTY TO UPDATE ANY OF THESE FORWARD-LOOKING STATEMENTS.